Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is effective on November 26, 2018 (the “Effective Date”) between Item 9 Labs Corp., a Delaware corporation ("Company") and Sara Gullickson ("Executive"). The Company and Executive are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Company, by and through its wholly owned subsidiary AZ DP Holdings, LLC (“AZDP”), acquired the Purchased Assets of Arizona DP Consulting LLC, an Arizona limited liability company (“ADP”), pursuant to that certain Asset Purchase Agreement of even date herewith by and between the Company, AZDP, ADP, and Executive as sole owner of ADP, incorporated herein by reference (the “Asset Purchase Agreement”).

WHEREAS, any terms not herein defined shall have the same meaning as set forth in the Asset Purchase Agreement.

WHEREAS, the Company is a publicly traded corporation engaged in the business of cultivating quality-driven cannabis flower and marijuana products in Arizona and Nevada (the “Business”) and following the Closing of the Asset Purchase Agreement, the Company will own and operate the Purchased Assets by and through AZDP.

WHEREAS, the Executive is in the business of providing the kinds of services required in the Company’s Business and has extensive experience in operating the business related to the Purchased Assets.

WHEREAS, the Company desires that Executive be employed by the Company, and render services to the Company, and Executive is willing to be so employed and to render such services to the Company, all upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT:

1. EMPLOYMENT.  Subject to and upon the terms and conditions contained in this Agreement, the Company hereby agrees to employ Executive and Executive agrees to be employed by the Company, for the period set forth in paragraph 2 hereof, to render to the Company, its affiliates and/or subsidiaries the services described in paragraph 3 hereof.

The Executive hereby acknowledges and agrees that upon the Effective Date, any and all existing employment or consulting agreements entered into between Company and Executive are hereby expressly terminated and replaced in entirety by this Agreement.

2. TERM.  Executive’s employment under this Agreement shall commence as of the Effective Date hereof and shall continue for a period of three (3) years unless earlier terminated by the Board of Directors (the “Board”) of the Company or by the Executive in accordance with the terms of this Agreement (the “Employment Term”).

3. DUTIES.

(a) Executive shall serve as the Chief Executive Officer of the Company, reporting directly to the Board and shall be responsible for the management and running of the day-to-day operations of the Company, including, but not limited to, those services set forth in Exhibit A, attached hereto and incorporated herein by reference (the “Services”).

(b) Executive shall perform all duties and services incidental to the positions held by her. The Board retains the right to change Executive's duties and reporting relationships as may be determined to be in the best interests of the Company; provided, however, that any such change in Executive's duties shall be consistent with Executive's training, experience, and qualifications.

(c) Executive shall serve as a member of the Board of the Company during the Employment Term.

(d) Executive agrees to abide by all bylaws and policies of the Company promulgated from time to time by the Company and made available to Executive as well as all laws, statutes and regulations in all material respects.

4. BEST EFFORTS.  Executive agrees to devote her full business time and attention, subject to absences for customary vacations and for temporary illness, as well as her best efforts, energies and skill, to faithfully and industriously perform the duties and responsibilities attributable to her position, to the reasonable satisfaction of the Company. In addition, Executive will not engage in any other gainful occupation which requires Executive’s personal attention and/or creates a conflict of interest with job responsibilities under this Agreement without the prior approval of the Board, with the exception that Executive may personally trade in stock, bonds, securities, commodities or real estate investments for her own benefit. Company hereby grants express permission to Executive to continue operating the existing business ventures as set forth in Exhibit B attached hereto and incorporated herein by reference, so long as such obligations do not materially interfere with Executives performance of the Services.

5. COMPENSATION. The Company will pay Executive the following compensation for her services under this Agreement:

(a) Base Salary. As compensation for her services and covenants hereunder, the Parties mutually agree that the Company shall pay executive an annual salary of $200,000 USD per annum, payable in accordance with the Company’s normal payroll methods (the “Base Salary”). The Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated executives and may be adjusted upwards in the sole discretion of the Company.

(b) Performance Bonus. Executive is eligible to receive a discretionary annual bonus in an amount up to 100% of Executives Base Salary, to be determined in the sole and absolute discretion of the Board, payable in cash, based upon the Company’s operating results and gross sales, or such other performance benchmarks as determined by the Board (“Performance Bonus”), with the criteria for eligibility to receive such Performance Bonus to be provided to Executive at the beginning of each year of the Employment Term.

(c) Incentive Plan. Executive shall also be eligible to participate in the Company’s annual incentive plan for executives (“Incentive Bonus”), if applicable. The criteria for determining the amount of the Incentive Bonus, and the conditions that must be satisfied to entitle Executive to receive the Incentive Bonus for any year during the Employment Term of this Agreement shall be determined by the Board or its compensation committee and provided to Executive at the beginning of such year.

6. EXPENSES.

(a) Reimbursement. Executive shall receive a Company credit card with a limit of at least $10,000 per month in order to directly charge to the Company all business expenses incurred by her which are reasonable and necessary for Executive to perform her duties under this Agreement in accordance with policies established from time to time by the Company.  All charges and expenditures in excess of $500 shall be subject to pre-authorization by Company in accordance with Company policy and procedures.

(b) Travel. Where Executive is required to travel for Company, including but not limited to events, conferences and meetings related to the Company, Company shall pay the costs of such travel which shall be pre-approved by the Board prior to incurring any expense.

7. EXECUTIVE BENEFITS.

(a) Benefits. During the Employment Term, Executive shall be entitled to participate in all group term insurance, disability insurance, health and medical insurance benefits, life insurance, retirement plans or programs and any other employee benefits as are from time to time generally made available to executive employees of the Company pursuant to the policies of the Company; provided that Executive shall be required to comply with the conditions attendant to coverage by such employee benefit plans (collectively, “Benefit Plans”). The Board shall present any offerings for Benefit Plans in writing to Executive when available. The Company may withhold from any benefits payable to Executive under any Benefit Plans all federal, state, local and other taxes and amounts as shall be permitted or required to be withheld pursuant to any applicable law, rule or regulation.

(b) Vacation. Executive shall be entitled to four (4) weeks paid vacation per year during the Employment Term. Vacation time shall be taken in accordance with the Company’s policies as may be established from time to time by the Company for its executive staff.

(c) Maternity Leave. To the extent that the Company does not have a maternity leave policy in place for executive employees of the Company, Executive shall be entitled to eight (8) weeks of paid maternity leave during the Employment Term.

8. DEATH AND DISABILITY.

(a) Death. The Employment Term shall terminate on the date of Executive’s death, in which event the Company shall, within 30 days of the date of death, pay to her estate, Executive’s Base Salary, any unpaid Performance Bonus, Incentive Bonus or any other stock or bonus awards (including any bonus award for a plan year that has ended prior to the time employment terminated where the award was scheduled to be paid after the date employment terminated), reimbursable expenses and benefits owing to Executive through the date of Executive’s death together with any benefits payable under any life insurance program in which Executive is a participant.

(b) Disability. The Employment Term shall terminate upon Executive’s Disability. For purposes of this Agreement, “Disability” shall mean that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.  For purposes of determining Executive’s Disability, the Board may rely on a determination by the Social Security Administration that Executive is totally disabled or a determination by the Company’s disability insurance carrier that Executive has satisfied the above definition of Disability.  In case of such termination, Executive shall be entitled to receive the Executive’s Base Salary, any unpaid Performance Bonus, Incentive Bonus or any other stock or bonus awards (including any bonus award for a plan year that has ended prior to the time employment terminated where the award was scheduled to be paid after the date employment terminated), reimbursable expenses and benefits owing to Executive through the date of termination within 30 days of the date of the Company’s determination of Executive’s Disability, together with any benefits payable under any disability insurance program in which Executive is a participant. Except as otherwise contemplated by this Agreement, Executive will not be entitled to any other compensation upon termination of employment pursuant to this subparagraph 8(b).

9. TERMINATION OF EMPLOYMENT.

(a) Termination With Cause By Company. The Company may terminate this Agreement at any time during the Employment Term for Cause upon written notice to Executive, upon which termination shall be effective immediately. For purposes of this Agreement, “Cause” means any one or more of the following:

i.	the commission of fraud by the Executive against the Company;

ii.	a material breach by Executive of any provision of this Agreement, including the continued failure of Executive to perform the Services set forth in Section 3(a) of this Agreement, which breach is not cured within thirty (30) days after receipt of written notice from the Company to Executive specifying the breach or, if notice and cure have previously taken place regarding the same or a substantially similar breach, if the breach recurs;

iii.	Executive’s theft of funds or material property of the Company; or

iv.	Executive’s conviction of a felony, plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude.

(b) Termination Without Cause By Company. The Company may terminate this Agreement at any time during the Employment Term without Cause upon ninety (90) days written notice to Executive.

(c) Termination Without Good Reason by Executive. Executive may terminate this Agreement at any time during the Employment Term without Good Reason by providing the Company thirty (30) days’ written notice.

(d) Termination With Good Reason By Executive. Executive may terminate this Agreement at any time during the Employment Term with Good Reason upon written notice to Company, upon which termination shall be effective immediately. For purposes of this Agreement “Good Reason” means any one or more of the following:

i.	material breach by the Company of any provision of this Agreement, including without limitation, the Company’s failure to pay Executive any Base Salary, Performance Bonus or vested Incentive Bonus, which such breach is not cured within thirty (30) days after receipt of written notice from Executive to the Company specifying the breach or, if notice and cure have previously taken place regarding the same or a substantially similar breach, if the breach recurs;

ii.	a requirement by the Company that Executive change her primary work location to a location that is more than thirty–five (35) miles from her then-existing main work location without Executive’s consent to such change;

iii.	the creation and continuation of a hostile work environment which continues without corrective action being taken by the Company for a period of more than fifteen (15) days following written notice by Executive to the Company identifying the nature and cause of such hostile work environment; or

iv.	the Company, without Executive’s consent (A) changes Executive’s title or position to a lower title or position, (B) reduces Executive’s current salary and/or benefits, or (C) assigns duties or responsibilities to Executive that are materially inconsistent with her position.

(e) Compensation upon Termination.

i.	In the event that the Company terminates the Executive’s employment hereunder for Cause or the Executive terminates employment hereunder without Good Reason, the Executive shall be entitled to receive the Executive’s Base Salary, any unpaid Performance Bonus, Incentive Bonus or any other vested stock or bonus awards, reimbursable expenses and benefits owing to Executive (collectively, the “Accrued Amounts”) through the last day on which Executive is actively employed by the Company under the terms of this Agreement (“Date of Termination”). The Accrued Amounts shall be paid when required under applicable law and in any event within thirty (30) business days after the Date of Termination.

ii.	In the event that the Company terminates the Executive’s employment hereunder without Cause or the Executive terminates employment hereunder with Good Reason, Executive shall be entitled to all Accrued Amounts, which shall be paid when required under applicable law and in any event within thirty (30) business days after the Date of Termination. In addition, the Company shall pay severance to Executive consisting of Executive’s Base Salary, payable in accordance with normal payroll practices of the Company, and benefits under Benefit Plans (including health care as applicable), for a period of twelve (12) months from the Date of Termination (the "Severance Period"). Except as otherwise contemplated by this Agreement, Executive will not be entitled to any other compensation upon termination of this Agreement.

iii.	The salary, applicable bonuses and fringe benefits to be paid to Executive under Section 9(f)(ii) above during the Severance Period are referred to herein as the "Termination Compensation." Executive shall not be entitled to any Termination Compensation unless: (1) Executive complies with the surviving restrictive covenants set forth in Section 10 of this Agreement and (2) Executive executes and delivers to Company, on the Date of Termination, a release in form and substance reasonably acceptable to Company and Executive, by which Executive releases Company from any obligations and liabilities of any type whatsoever under this Agreement, except for Company's obligations with respect to the Termination Compensation. For the avoidance of doubt, the release shall not affect (a) Executive’s right to indemnification, if any, for actions taken within the scope of Executive’s employment with the Company or (b) any rights of Executive under the Asset Purchase Agreement. Notwithstanding anything herein, no Termination Compensation shall be paid or otherwise provided to Executive until the applicable revocation period related to the release has fully expired, not later than sixty (60) days from the Date of Termination, and the release becomes fully and finally enforceable. The parties hereto acknowledge that the Termination Compensation to be provided is in consideration for Executive’s release.

iv.	If Executive terminates this Agreement without Good Reason by providing appropriate notice, the Company, at its election, may (1) require Executive to continue to perform duties hereunder for the full notice period, or (2) terminate Executive's employment at any time during such notice period, provided that any such termination shall not be deemed to be a termination without Cause of Executive's employment by the Company. Unless otherwise provided by Section 9(f), all compensation and benefits paid by Company to Executive under this Agreement shall cease upon the Date of Termination.

10. DISCLOSURE OF TRADE SECRETS AND OTHER PROPRIETARY INFORMATION.

(a) Executive acknowledges that she is prohibited from disclosing any confidential information about the Company, including but not limited to trade secrets, formulas, processes, methods, plans, and financial information, to any party who is not a director, officer or authorized agent of the Company or its subsidiaries and affiliates.  The Company will provide Executive with valuable confidential information belonging to the Company or its subsidiaries or its affiliates above and beyond any confidential information previously received by Executive and will associate Executive with the goodwill of the Company or its subsidiaries or its affiliates above and beyond any prior association of Executive with that goodwill.  In return, Executive promises never to disclose or misuse such confidential information and never to misuse such goodwill. This Section 10(a) shall not apply to the extent that such confidential information of the Company is generally available to and known by the public through no fault of Executive or if Executive is compelled to disclose confidential information by judicial or administrative process or by other requirements of law.

(b) Executive will not, during the Employment Term, directly or indirectly, as an executive, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity, engage in or participate in any other business for her own account or for or on behalf of another person, firm, or corporation that is competitive with, conflicts, or interferes with the Company’s Business or Executive’s performance of duties under this Agreement, except those permitted business obligations of Executive as set forth in Exhibit B hereto or those that may otherwise be pre-approved by the Company. Notwithstanding the foregoing, Executive may own, directly or indirectly, solely as an investment, securities of any company traded on any national securities exchange if Executive does not, directly or indirectly, own 5% or more of any class of securities of such company.

(c) Executive will not, during the Employment Term and for a period of one (1) year thereafter, directly or indirectly, work in Arizona as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity for any person or entity who is competitive with the Business of the Company, except for those permitted business obligations of Executive as set forth in Exhibit B hereto or those that may otherwise be pre-approved by the Company. Notwithstanding the foregoing, Executive may own, directly or indirectly, solely as an investment, securities of any company traded on any national securities exchange if Executive does not, directly or indirectly, own 5% or more of any class of securities of such company. For the avoidance of doubt, Executive is also a party to that certain Non-Competition Agreement of even date herewith in favor of AZDP on the terms set forth therein.

(d) Executive will not, during the Employment Term and for a period of one (1) year thereafter, on her behalf or on behalf of any other business enterprise, directly or indirectly, under any circumstance other than at the direction and for the benefit of the Company, (i) solicit for employment or hire any person employed by the Company or any of its subsidiaries, or (ii) call on, solicit, or take away any person or entity who was a customer of the Company or any of its subsidiaries or affiliates during Executive’s employment with the Company, in either case for a business that is competitive with the Business of the Company.

(e) It is expressly agreed by Executive that the nature and scope of each of the provisions set forth above are reasonable and necessary. If, for any reason, any aspect of the above provisions as it applies to Executive is determined by a court of competent jurisdiction to be unreasonable or unenforceable under applicable law, the provisions shall be modified to the extent required to make the provisions enforceable.  Executive acknowledges and agrees that her services are of unique character and expressly grants to the Company or any subsidiary or affiliate of the Company or any successor of any of them, the right to enforce the above provisions through the use of all remedies available at law or in equity, including, but not limited to, injunctive relief.

11. COMPANY PROPERTY.

(a) Any patents, inventions, discoveries, applications, processes, models or financial statements designed, devised, planned, applied, created, discovered or invented by Executive during the Employment Term, regardless of when reduced to writing or practice, which pertain to any aspect of the Company’s or its subsidiaries’ or affiliates’ Business shall be the sole and absolute property of the Company, and Executive shall promptly report the same to the Company and promptly execute any and all documents that may from time to time be reasonably be requested by the Company to assure the Company the full and complete ownership thereof.

(b) All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Company’s Business which Executive shall prepare or receive from the Company shall remain the Company’s sole and exclusive property. Upon termination of this Agreement, Executive shall promptly return to the Company all property of the Company in her possession. Executive further represents that she will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to the Company except as needed to perform the Services under this Agreement. Executive additionally represents that, upon termination of her employment with the Company, she will not retain in her possession any such software, documents or other materials.

12. EQUITABLE RELIEF.  It is mutually understood and agreed that Executive’s services are special, unique, unusual, extraordinary and of an intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, in the event of any breach of this Agreement by Executive, including, but not limited to, the breach of any of the provisions of paragraphs 10 or 11 hereof, the Company shall be entitled to equitable relief by way of injunction or otherwise in addition to any damages which the Company may be entitled to recover.

13. CONSENT TO JURISDICTION AND VENUE; ARBITRATION.   The Executive hereby consents and agrees that the State of Arizona shall have personal jurisdiction and proper venue with respect to any dispute between the Executive and the Company. In any dispute with the Company, the Executive will not raise, and hereby expressly waives, any objection or defense to any such jurisdiction as an inconvenient forum. Executive and the Company agree that all disputes and claims of any nature that Executive may have against the Company including all statutory, contractual, and common law claims (including all employment discrimination claims), and all other disputes and claims of any nature that the Company may have against Executive, shall be settled by binding arbitration in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, as set forth in the Asset Purchase Agreement, Section 8.10.

14. NOTICE.  Any notice, request, demand or other communication permitted or required to be given under this Agreement shall be in writing and shall be given in accordance with the notice provisions set forth in the Asset Purchase Agreement, Section 8.02.

15. INTERPRETATION; HEADINGS.  The parties acknowledge and agree that the terms and provisions of this Agreement have been negotiated, shall be construed fairly as to all parties hereto, and shall not be construed in favor of or against any party. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

16. SUCCESSORS AND ASSIGNS; ASSIGNMENT; INTENDED BENEFICIARIES.  Neither this Agreement, nor any of Executive’s rights, powers, duties or obligations hereunder, may be assigned by Executive. This Agreement shall be binding upon and inure to the benefit of Executive and her heirs and legal representatives and the Company and its successors. Successors of the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, purchase, lease or otherwise, and such successor shall thereafter be deemed “the Company” for the purpose hereof.

17. NO WAIVER BY ACTION.  Any waiver or consent from the Company respecting any term or provision of this Agreement or any other aspect of the Executive’s conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement or any other aspect of the Executive’s conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Company’s right at a later time to enforce any such term or provision.

18. COUNTERPARTS; GOVERNING LAW; AMENDMENTS.  This Agreement may be executed in two counterpart copies, each of which may be executed by one of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon all of the parties hereto. This Agreement and all other aspects of the Executive’s employment shall be governed by and construed in accordance with the applicable laws pertaining in the State of Delaware (other than those that would defer to the substantive laws of another jurisdiction). Each and every modification and amendment of this Agreement shall be in writing and signed by the parties hereto, and any waiver of, or consent to any departure from, any term or provision of this Agreement shall be in writing and signed by each affected party hereto.

20. Severability.

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

21. ENTIRE AGREEMENT.  The entire understanding and agreement between the Parties has been incorporated into this Agreement, and this Agreement supersedes all other agreements and understandings between Executive and the Company with respect to the relationship of Executive with the Company or its affiliates or subsidiaries.

22. EXECUTIVE AcknowledgEment

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Executive Employment Agreement as of the date set forth above.

(“COMPANY”)	(“EXECUTIVE”)
Item 9 Labs Corp.

_____________________________	_____________________________
By: Bryce Skalla	By: Sara Gullickson
Its: Chief Executive Officer

EXHIBIT A

DESCRIPTION OF EMPLOYMENT SERVICES

As the Chief Executive Officer (“CEO”) of Item 9 Labs Corp. (the “Company”), the CEO shall report to the board of directors (the “Board”) and is responsible for leading the development and execution of the Company’s long term strategy with a view to creating shareholder value. The CEO’s leadership role also entails being ultimately responsible for all day-to-day management decisions and for implementing the Company’s long and short term plans. The CEO acts as a direct liaison between the Board and management of the Company and communicates to the Board on behalf of management. Specifically, the duties of the CEO shall include:

Strategy & Planning

•	Drafting / Execution of Short Term Execution of National Expansion Plan
o	Submission of Applications (Dispensary Permits.com Team to Execute)– Markets TBD – See 09-20-18 - DP - Our Brands Page - v3- Page 9 for Markets with Opportunities in 2019.
o	Selection of Distressed Cannabis Assets for INLB Acquisition, specifically, Licensees: Cultivation, MM Product Lines & Dispensary – Markets TBD (Based on bullet above).

Financial Planning & Budgets

•	Create Budget with Jeffrey Rassas for Expansion, Acquisition and INLB Operations.
•	Assist, as required, in raising additional capital at appropriate valuations to enable the Company to meet sales, growth and market share objectives.

SEC and OTC Filings

•	Assist in the preparation, review, and filing of all interim, quarterly, and annual reports and other filings necessary for OTC and SEC compliance.

Investor Relations Management

•	Manage and interface with investors for general relations outreach and response, as necessary, and attend local and national conferences to promote the Company generally.

Management & Execution

•	Ensure Vice President(s) of Southwest, Midwest, East Coast, and Southern Regions for Expansion are executing National Expansion Strategy though Application, Acquisition, and Operations mentioned above.
•	Ensure Cultivation, Processing, and Dispensary Department Heads Meet Revenue Milestones & Expansion Milestones
o	SOPS
o	R&D
o	Training
o	Sales

Company Leadership/Vision

•	Employee / Management Staffing Plan
o	Build Organizational Chart & Ensure Chart Includes Examples Below:

  Chief Financial Officer

  Chief Operating Officer

  Chief Compliance Officer

  Medical Advisory Board

  Director of Community

  Dispensary / Retail Manager

  Director of Security

  Director of Technology

  Director of Extraction

  Director of Patient Services

  Director of Cultivation

  Human Resources

  Banking Relations

  Real Estate Advisor /Firm for Expansion

  Architect/ Engineer(S)

  Director of Marketing

  Legal / Attorney

  Insurance

  Director of Staffing

•	Roles, Responsibilities & Expectations
•	Selection, Hiring, Retainment and Termination Policies & Procedures

EXHIBIT B

Pre-existing business obligations of Executive

•	Strive Wellness of Nevada, LLC
•	Strive Management, LLC
•	North Dakota – WE- Mend d/b/a Strive Life Dispensary
•	West Hollywood – November 2018: Dispensary 10, LLC
o	Sara Gullickson owns 33% ownership
•	Nevada (Retail) – December 2019- Strive Wellness of Nevada, LLC
o	Sara Gullickson, Larry Lemons & Donnie Burton control the license if it is awarded. Local partner collectively has 13% of the facility.
•	Ohio – December 2018 Strive Wellness of Ohio, LLC
o	Sara Gullickson, Larry Lemons & Donnie Burton control the license if it is awarded.
•	New Jersey – January 2019 Modern Remedies, LLC
o	Sara Gullickson has 2% ownership and facility will be Strive Model if license is awarded.
•	Michigan, Benton Harbor – February 2019 The Harvest Foundation, LLC
o	Sara Gullickson, Larry Lemons & Donnie Burton control the license if it is awarded.